EXHIBIT (a)(8)
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             Transcript of Telephone Message to Potential Investors

NOTE TO EDGAR USERS:

THIS TRANSCRIPT DOES NOT CONSTITUTE AN OFFER TO PURCHASE ANY SECURITIES OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, PURSUANT TO THE EXCHANGE OFFERS OR OTHERWISE. THE OFFERS TO EXCHANGE PREFERRED SHARES FOR INTERESTS ARE MADE SOLELY BY THE PROSPECTUS AND LETTERS OF TRANSMITTAL RELATING TO THE OFFERS, WHICH CONTAIN THE FULL TERMS AND CONDITIONS OF THE OFFERS, INCLUDING DETAILS OF HOW THE OFFERS MAY BE ACCEPTED. BERKSHIRE INCOME REALTY HAS FILED TENDER OFFER STATEMENTS CONTAINING THE PROSPECTUS AND OTHER RELATED DOCUMENTATION. FREE COPIES OF THE TENDER OFFER STATEMENTS ARE AVAILABLE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. INTEREST HOLDERS ARE ADVISED TO READ THE TENDER OFFER STATEMENTS AND THE PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Hello,

This is George Krupp, Co-Chairman of Krupp Funds Group. As anticipated, your mortgage fund has experienced significant payoffs to its mortgage loan assets.

Your fund is not permitted to reinvest the proceeds it receives from repayments of its mortgage loan assets, but instead must distribute the net cash proceeds attributable to these repayments to the fund investors. Many of you have asked us if we have a new fund. I am pleased to announce a new fund, Berkshire Income

Realty, Inc., which is offering a 9 % Series A Cumulative Redeemable Preferred

Stock that is only being offered to our current Krupp investors. This Stock will be listed on the American Stock Exchange to provide daily liquidity, a feature that is not currently available to mortgage fund investors. A packet containing the prospectus for this new investment, a brochure with investment highlights and the paperwork to sign up is being mailed to you today. Please take some time to read this material carefully. Should you have any questions please call us at

1-866-33-KRUPP. Thank you and have a nice day.